AGREEMENT


     AGREEMENT dated as of the 12th day of July, 2002, by and between CONOLOG CORPORATION ("Conolog"), a Delaware corporation, having an office at 5 Columbia Road, Sommerville, New Jersey 08876 and CLOG II, LLC ("Clog II"), a New York limited liability company, having an address at 64 Shelter Lane, Roslyn, New York 11577.

     WHEREAS, Clog II was granted an option to acquire up to $2,040,000 principal amount of convertible debentures of Conolog (the "Option");

     WHEREAS, Clog II has exercised the Option to the extent of acquiring $100,000 principal amount of convertible debentures of Conolog, of which there remains outstanding only a certain convertible debenture of Conolog, dated December 26, 2000, in the principal amount of $25,000 (the "Debenture");

     WHEREAS, immediately prior to the execution hereof, the parties have agreed that the remaining dollar amount of convertible debentures of Conolog subject to the Option is reduced to $1,200,000;

     WHEREAS, Conolog and Clog II agree that the Debenture shall be converted pursuant to the terms and conditions herein;

     NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

     1. Conversion of Debenture. The parties agree that the conversion price for this Debenture (and not with respect to any other debenture that may be issued pursuant to an exercise of the Option) is reduced to $.4166 per share (giving effect to Conolog's one-for-four


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reverse  split  effectuated  on  April  10,  2001).  Subject  to the  terms  and conditions of this Agreement, Clog II hereby irrevocably exercises its right to convert the Debenture into 60,000 shares of the Common Stock of Conolog (the "Conversion Shares") and Clog II hereby waives any and all accrued but unpaid interest due on the Debentures.

     2. Stock Certificates for Conversion Shares. Each certificate evidencing the Conversion Shares shall bear the following legend:

          "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of except in compliance with such laws."

     3. Issuance of Conversion Shares. In order to exercise the conversion privilege, Clog II is, concurrently with the execution hereof, surrendering the Debenture to Conolog and such Debenture will be canceled and will no longer be an obligation of Conolog. Conolog will instruct the transfer agent to deliver the Conversion Shares to Clog II promptly.

     4. Additional Shares. In the event that the net proceeds received by Clog II from the sale of all the Conversion Shares during the ninety (90) day period following its receipt of the certificate representing the Conversion Shares (the "Guaranteed Period") shall be less than $28,166.69 (equal to $25,000 plus all accrued interest on the Debenture through the date hereof), then Conolog will promptly issue to Clog II such number of additional shares of Common Stock of Conolog (the "Additional Shares") as shall equal the shortfall divided by the closing price of the shares of Common Stock of Conolog on the last trade date with respect to the sale of the Conversion Shares provided, however notwithstanding anything to the contrary herein, the total


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number of Additional  Shares issued  hereunder will not exceed 439,000.  Clog II shall provide Conolog proof of the net proceeds received from the sale of all of the Conversion Shares after the sale thereof.

     5. Sale of Shares. Clog II agrees to sell no more than an aggregate of 10,000 Conversion and Additional Shares per day at no less than the current bid price per share.

     6. Representations of Clog II. Clog II hereby represents and warrants to Conolog as follows:

          (a) Clog II has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Clog II.

          (b) No authorization or approval of, or filing with, or compliance with any applicable order, judgment, decree, statute, rule or regulation of, any court or governmental authority, or approval, consent, release or action of any third party, is required in connection with the execution and delivery by Clog II of, or the performance or satisfaction of any agreement of Clog II contained in or contemplated by, this Agreement.

          (c) Clog II acknowledges that it and each of its members has received and reviewed all publicly filed documents concerning Conolog and has had an opportunity to meet with and ask questions of the management of Conolog.

          (d) Clog II and each of its members is an accredited investor within the meaning of Rule 501 of the Commission under the Securities Act of 1933, as amended, (the "Act") has the financial ability to bear the economic risk of its or his investment, can afford to sustain a


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     complete loss of such  investment  and has adequate  means of providing for its or his current needs and personal contingencies, and has no need for liquidity in its or his investment in Conolog; and the amount invested in Conolog by Clog II does not constitute a substantial portion of its or his net worth.

          (e) Clog II is acquiring the Conversion Shares and any Additional Shares for investment and not with a view to the sale or distribution thereof (except pursuant to Rule 144) for its own account and not on behalf of others and has not granted any other person any right or option or any participation or beneficial interest in any of the securities. Clog II acknowledges its understanding that the Conversion Shares constitute and any Additional Shares would constitute restricted securities within the meaning of Rule 144 of the Commission under the Act, and that none of such securities may be sold except pursuant to an effective registration statement under the Act or in a transaction exempt from registration under the Act, and acknowledges that it understands the meaning and effect of such restriction. Clog II has sufficient knowledge and experience in financial and business matters so that it is capable of evaluating the risks and merits of the purchase of the Conversion Shares. Clog II is aware that no Federal or state regulatory agency or authority has passed upon the sale of the Conversion Shares or the Additional Shares or the accuracy or adequacy of any material provided to Clog II and that the price of the Conversion Shares was negotiated between Clog II and Conolog and does not necessarily bear any relationship to the underlying assets or value of Conolog. CLOG II UNDERSTANDS THAT AN INVESTMENT IN THE SHARES BEING PURCHASED BY IT INVOLVES A HIGH DEGREE OF RISK.


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          (f) There is no finder's  fee or  brokerage  commission  payable  with respect to the transactions contemplated by this Agreement and Clog II agrees to indemnify and hold harmless Conolog from and against any and all cost, damage, liability or expense (including fees and expenses of counsel) arising out of or relating to claims for such fees or commissions, except to the extent that any such fees or commissions have been directly incurred by Conolog.

     7. Representations and Warranties of the Conolog. Conolog hereby represents and warrants to Clog II as follows:

          (a) Conolog has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Conolog. This Agreement has been duly authorized by all necessary
     corporate  action,  including,   without  limitation,  Board  of  Directors
     approval.

          (b) Conolog is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power, legal right and authority to conduct its business and own, lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

          (c) No representation, warranty or statement, written or oral, made by Conolog in this Agreement or in any schedule, exhibit, certificate or other document furnished or to be furnished to Clog II, including any and all documents filed with the Securities and Exchange Commission within the past 12 months, pursuant hereto or otherwise, in connection with the transactions contemplated hereby, has contained, contains or will contain at the closing date any untrue statement of a material fact or has omitted, omits or will omit at the date hereof a material fact


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     required to be stated therein or necessary to make the statements contained therein not misleading. Without limiting the generality of the foregoing, Conolog is current in all filings required under the Exchange Act and will remain so current during the Guarantee Period.

          (d) There is no finder's fee or brokerage commission payable with respect to the consummation of the transactions contemplated by this Agreement and Conolog agrees to indemnify and hold harmless Clog II from and against any and all cost, damage, liability or expense (including fees and expenses of counsel) arising out of or relating to claims for such fees or commissions, except to the extent that any such fees or commissions have been directly incurred by Clog II.

          (e) Conolog agrees to direct that its counsel and transfer agent to recognize and promptly give effect to the opinion of counsel of Certilman Balin Adler & Hyman, LLP, counsel to Clog II, attached hereto as Exhibit A, with regard to the saleability of the Conversion Shares and Additional Shares pursuant to Rule 144 (the "Opinion"). Any delay between the issuance of the certificates representing the Conversion Shares to Clog II and the acceptance of the Opinion by the transfer agent shall extend the Guarantee Period.

     8. Modifications. This Agreement may not be modified or discharged orally, but only in writing duly executed by the party to be charged.

     9. Successors and Assigns. All the covenants, stipulations, promises and agreements in this Agreement shall bind the parties' respective successors and assigns, whether so expressed or not.


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     10.  Headings.  The headings of the various  sections of this Agreement are for convenience of reference only and shall in no way modify any of the terms or provisions of this Agreement.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding choice of law principle thereof.

     12. Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties hereto may require.

     13. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by overnight delivery service and telecopier, addressed to the parties at their respective addresses set forth or referred to on the first page of this Agreement, with copies to their respective counsel, Milberg Weiss Bershad Hynes & Lerach LLP, Attention: Arnold N. Bressler, Esq., One Pennsylvania Plaza, New York, New York 10119 (fax no. (212) 868-1229), in the case of Conolog; and Certilman Balin Adler & Hyman LLP,
Attention: Fred S. Skolnik, Esq., 90 Merrick Avenue, East Meadow, New York11554 (fax no. (516) 296-7111), in the case of Clog II, or to such other person or address as may be designated by like notice hereunder. The current fax numbers of Conolog and Clog II are (908) 722-5461 and (516) 625-9538, respectively.


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     14.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


CONOLOG CORPORATION

By: /s/ Robert Benou
    ---------------------------
    Robert Benou, Chairman and
    Chief Executive Officer


CLOG II, LLC

By: /s/ Robyn Schreiber
    ----------------------------
       Robyn Schreiber






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